Exhibit (d)(55)(ii)

AMENDMENT TO INVESTMENT SUB-ADVISORY AGREEMENT BETWEEN
TRANSAMERICA ASSET MANAGEMENT, INC. AND
WELLINGTON MANAGEMENT COMPANY, LLP

THIS AMENDMENT is made as of November 15, 2010 to the Investment Sub-Advisory Agreement dated September 15, 2008, as amended (the “Agreement”), between Transamerica Asset Management, Inc. and Wellington Management Company, LLP (“Wellington Management” or the “Sub-Adviser”). In consideration of the mutual covenants contained herein, the parties agree as follows:

Schedule A. Schedule A to the Investment Sub-Advisory Agreement dated September 15, 2008, as amended, is hereby deleted entirely and replaced as follows:

FUNDS	SUB-ADVISER COMPENSATION*

Transamerica WMC Emerging Markets	0.70% of the Fund’s average daily net assets

	First $2 billion	0.28%
Transamerica WMC Diversified Growth**	Over $2 billion up to $5 billion	0.25%
	Over $5 billion	0.225%

Transamerica WMC Quality Value	First $1 billion	0.25%
	Over $1 billion	0.225%

*	As a percentage of average daily net assets on an annual basis.
**

The average daily net assets for the purpose of calculating sub-advisory fees will be determined on a combined basis with Transamerica WMC Diversified Growth, Transamerica WMC Diversified Growth VP, Transamerica WMC Diversified Growth II VP and the portion of the assets of Transamerica Partners Large Growth Portfolio that are sub-advised by Wellington Management.

In all other respects, the Investment Sub-Advisory Agreement dated September 15, 2008, as amended, is hereby ratified and confirmed and remains in full force and effect.

The parties hereto have caused this amendment to be executed as of November 15, 2010.

TRANSAMERICA ASSET MANAGEMENT, INC.

By:	/s/ Christopher A. Staples

Name:	Christopher A. Staples

Title:	Senior Vice President

WELLINGTON MANAGEMENT COMPANY, LLP

By:	/s/ Diane C. Norden

Name:	Diane C. Norden

Title:	Senior Vice President